As filed with the Securities and Exchange Commission on April 22, 2022
Registration No. 333-264134

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Belite Bio, Inc
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
5820 Oberlin Drive, Suite 101,
San Diego, CA 92121
Telephone: +1-858-246-6240
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Portia Ku, Esq. Vincent Lin, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, NY 10036 +1-212-326-2000	Yu-Hsin Lin Belite Bio, Inc 5820 Oberlin Drive, Suite 101, San Diego, CA 92121 +1-858-246-6240	Richard Anslow, Esq. John J. Hart, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 +1-212-370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on April 20, 2022.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.4 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, also provides indemnification by the underwriters for us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.
In the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.
Ordinary shares
On March 27, 2018, we issued 1 ordinary share to Mapcal Limited, which was transferred to Lin Bioscience International Ltd. (our principal shareholder) on March 27, 2018.
We issued to Lin Bioscience International Ltd. (i) 99 ordinary shares for consideration of $99.9999 on April 13, 2018; (ii) 5,340,221 ordinary shares for consideration of $900,000 plus assignment of the rights, title, interests and obligations of Lin Bioscience International Ltd. under the exclusive license agreement by and between Lin Bioscience International Ltd. and Columbia University and the transfer of 1,600 shares of Lin BioScience Holdings Corporation (now Belite Bio Holdings Corp.,) on July 2, 2018; (iii) 2,500,000 ordinary shares for consideration of $2,500,000 on August 8, 2018; and (iv) 1,000,000 ordinary shares for consideration of $1,000,000 on January 20, 2020. Lin Bioscience International Ltd. is wholly owned by Lin BioScience, Inc., our ultimate controlling shareholder.
On December 31, 2020, we issued 727,676 ordinary shares to the optionees for the options exercised. Specifically, we issued: (i) 367,515 ordinary shares to Yu-Hsin Lin, our Founder, Chief Executive Officer and the Chairman of the Board of Directors; (ii) 257,260 ordinary shares to Hao-Yuan Chuang, our Chief Financial Officer; (iii) 36,751 ordinary shares to Hung-Wei Chen; (iv) 22,050 ordinary shares to Wan-Shan Chen; (v) 22,050 ordinary shares to Ming-Chiu Wu; and (vi) 22,050 ordinary shares to Yun-Ju Huang, in their exercise of options granted.
On December 31, 2021, we issued 706,406 ordinary shares to the optionees for the options exercised. Specifically, we issued: (i) 364,213 ordinary shares to Yu-Hsin Lin, our Founder, Chief Executive Officer and Chairman of the Board of Directors; (ii) 254,950 ordinary shares to Hao-Yuan Chuang, our Chief Financial Officer; (iii) 21,684 ordinary shares to Hung-Wei Chen; (iv) 23,463 ordinary shares to Wan-Shan Chen; (v) 20,243 ordinary shares to Ming-Chiu Wu; and (vi) 21,853 ordinary shares to Yun-Ju Huang, in their exercise of options granted.
Preferred shares
On January 31, 2020, we closed a private placement transaction pursuant to which we sold an aggregate of 1,296,963 Series A Preferred Shares for an aggregate consideration of $2,789,600 in cash and conversion of two convertible promissory notes in the principal amount of $1,000,000 each.
On February 14, 2020, we issued a total of 1,080,679 Series A Preferred Shares in connection with the second closing of the private placement transaction described above for an aggregate consideration of $4,002,400 in cash.
On December 24, 2020, we closed a private placement transaction pursuant to which we sold an aggregate of 5,443,272 Series B Preferred Shares for an aggregate consideration of $23,000,000 in cash.
Convertible Promissory Note
On October 22, 2019, we issued a convertible promissory note with the principal amount of US$1,000,000 with simple interest of 2.5% per annum to each of H&D Asset Management Co., Ltd. and Yun-Ju Huang. Pursuant to the note purchase agreement, the entire convertible promissory notes may be converted, at the option of the note holder, in to the type of equity securities issued in the next equity financing. On January 31, 2020, in conjunction with the first closing of Series A financing, the principal amount and the accrued but unpaid interests (in the total amount of US$13,835.62) under both convertible promissory notes were converted into Series A Preferred Shares.
Options
We have granted options to purchase our ordinary shares to certain of our officers (whether or not a director) or our employees or any of our Affiliates, any member of the Board, or any director of one of our Affiliates, or any eligible individual consultant or advisor. See “Management — Share Incentive Plans”.
Securities/Purchaser	Date of Issuance	Number of Securities	Exercise Price
Options
Certain directors, officers and employees	December 17, 2019	Option to purchase up to 1,335,794 ordinary shares	$0.1191
Certain directors, officers and employees	December 23, 2020	Option to purchase up to 2,807,381 ordinary shares	$0.4386(1)
Certain key consultants	March 1, 2021	Option to purchase up to 41,736 ordinary shares	$4.2254

Securities/Purchaser	Date of Issuance	Number of Securities	Exercise Price
Certain directors, officers and employees	April 18, 2022#	Option to purchase up to 1,698,667 ordinary shares	$6.00(2)

Notes:
#
Our Board approved the option grant on April 18, 2022, which is conditional upon and becomes effective on the date on which this registration statement is declared effective by the United States Securities and Exchange Commission.

(1)
This exercise price applies to all options granted on December 23, 2020 except for an option to purchase 6,267 ordinary shares granted to an employee in the US which has an exercise price of $2.69 per share.

(2)
The exercise price applies to all options granted on April 18, 2022 shall be the final offer price of the offering. The US$6.00 exercise price disclosed above, being the midpoint of the estimated range of the initial public offering price, is for indication only.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits
See Exhibit Index beginning on page II-4 of this registration statement.
The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.
We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.
(b) Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
ITEM 9.    UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

BELITE BIO, INC
EXHIBIT INDEX
Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1†	Second Amended and Restated Memorandum and Articles of Association of the Registrant (as amended on November 1, 2021), as currently in effect
3.2†	Third Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately upon the completion of this offering)
4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2†	Registrant’s Specimen Certificate for Ordinary Shares
4.3†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder
4.4†	Amended and Restated Shareholders Agreement by and among Belite Bio, Inc and shareholders of Belite Bio, Inc named therein dated December 23, 2020
4.5†	Amendment to Amended and Restated Shareholders Agreement by and among Belite Bio, Inc and shareholders of Belite Bio, Inc named therein dated November 1, 2021
5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2†	Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters
10.1†	Belite Bio, Inc Amended and Restated Share Incentive Plan
10.2†	2022 Performance Incentive Plan
10.3†	Form of Employment Agreement between the Registrant and its executive officers
10.4†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.5†	Series A Preferred Share Purchase and Note Conversion Agreement by and among Belite Bio, Inc and certain investors of Belite Bio, Inc named therein dated January 21, 2020
10.6†	Series B Preferred Share Purchase Agreement by and among Belite Bio, Inc and certain investors of Belite Bio, Inc named therein dated December 23, 2020
10.7#†	Exclusive License Agreement by and between Belite Bio, Inc and The Trustees of Columbia University in The City of New York dated September 13, 2016
10.8†	Amendment to Exclusive License Agreement by and between Belite Bio, Inc and The Trustees of Columbia University in The City of New York dated August 15, 2017
10.9†	Letter of Consent issued by The Trustees of Columbia University in The City of New York dated May 3, 2018
10.10#†	Second Amendment to Exclusive License Agreement by and between Belite Bio, Inc and The Trustees of Columbia University in The City of New York dated March 27, 2019
10.11#†	Third Amendment to Exclusive License Agreement by and between Belite Bio, Inc and The Trustees of Columbia University in The City of New York dated October 24, 2019
10.12#†	Fourth Amendment to Exclusive License Agreement by and between Belite Bio, Inc and The Trustees of Columbia University in The City of New York dated September 1, 2021
10.13#†	Fifth Amendment to Exclusive License Agreement by and between Belite Bio, Inc and The Trustees of Columbia University in The City of New York dated February 4, 2022
10.14†	LBS-008 Research and Development Services Agreement by and between Belite Bio, Inc and Lin BioScience, Inc. dated July 1, 2021

Exhibit Number	Description of Document
10.15†	First Amendment to LBS-008 Research and Development Services Agreement by and between Belite Bio, Inc and Lin BioScience, Inc. dated February 23, 2022
21.1†	List of Significant Subsidiaries of the Registrant
23.1†	Consent of Friedman LLP
23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3†	Consent of Commerce & Finance Law Offices
24.1†	Powers of Attorney (included on signature page)
99.1†	Code of Business Conduct and Ethics (effective immediately prior to the completion of this offering)
99.2†	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters
99.3†	Consent of John M. Longo
99.4†	Consent of Ita Lu
99.5†	Consent of Gary C. Biddle
107†	Filing Fee Table

*
To be filed by amendment.

#
Portions of this exhibit have been omitted because they are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

†
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, on April 22, 2022.
BELITE BIO, INC
By:	/s/ Yu-Hsin Lin Name: Yu-Hsin Lin Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on April 22, 2022.
Signature	Title
/s/ Yu-Hsin Lin Name: Yu-Hsin Lin	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)
/s/ Wan-Shan Chen Name: Wan-Shan Chen	Director
/s/ Hung-Wei Chen Name: Hung-Wei Chen	Director
/s/ Hao-Yuan Chuang Name: Hao-Yuan Chuang	Chief Financial Officer, Director (Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Belite Bio, Inc has signed this registration statement or amendment thereto in on April 22, 2022.
Authorized U.S. Representative
By:	/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director